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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report related to Benson Eyecare Corporation dated March 9, 1994, which appears on page F-2 of its Annual Report on Form 10-K for the year ended December 31, 1993 and of our report related to Charles D. Fritch M.D., Inc. DBA Fritch Eye Care Medical Center dated May 12, 1993, which appears in Benson's Current Report on Form 8-K dated April 30, 1993, as amended on April 22, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Dallas, Texas
September 7, 1994